UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FARO Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FARO TECHNOLOGIES, INC.

250 Technology Park

Lake Mary, Florida 32746

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 13, 2010

To our shareholders:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of FARO Technologies, Inc. on May 13, 2010 at 10:00 a.m., Eastern time, at our principal executive offices, located at 250 Technology Park, Lake Mary, Florida, 32746. At the meeting, the shareholders will vote on the following matters:

1.	The election of two directors, John Caldwell and John Donofrio, to the Board of Directors to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2013;

2.	The ratification of Grant Thornton LLP as our independent registered public accounting firm for 2010; and

3.	Any other business that may properly come before the meeting or any postponements or adjournments of the Annual Meeting.

Holders of record of FARO common stock at the close of business on April 12, 2010 are entitled to vote at the meeting.

Your vote is important and it is important that your shares be represented at the Annual Meeting, no matter how many shares you own. Even if you plan to attend the Annual Meeting, please complete, date and sign the proxy card and mail it as soon as possible in the envelope provided. Even if you return a proxy card, if you attend the Annual Meeting, you may revoke your proxy and vote your shares in person if you would like to do so.

Thank you for your continued support.

By Order of the Board of Directors

April 13, 2010	JAY W. FREELAND
President and Chief Executive Officer

FARO TECHNOLOGIES, INC.

250 Technology Park

Lake Mary, Florida 32746

PROXY STATEMENT FOR

2010 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of FARO Technologies, Inc. (the “Company”) for use at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on May 13, 2010 at 10:00 a.m., Eastern time, at the Company’s principal executive offices, located at 250 Technology Park, Lake Mary, Florida, 32746, and at any adjournment or postponement of the Annual Meeting. The Company’s telephone number at its principal executive offices is (407) 333-9911.

This Proxy Statement and the accompanying proxy card, together with the Company’s Annual Report to Shareholders, is first being mailed on or about April 16, 2010 to shareholders entitled to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder at our principal executive offices for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be held on May 13, 2010.

This Proxy Statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our 2009 Annual Report, are available at: www.faro.com/proxyvote.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote on the following matters:

1.	The election of two directors, John Caldwell and John Donofrio, to the Board of Directors to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2013; and

2.	The ratification of Grant Thornton LLP as our independent registered public accounting firm for 2010.

Shareholders will also transact any other business that may properly come before the Annual Meeting. Once the business of the Annual Meeting is concluded, shareholders will have an opportunity to ask questions as time permits. Members of our management and representatives of Grant Thornton LLP, our independent registered public accounting firm, will be present to respond to appropriate questions from shareholders. A brief report by members of management on the Company’s 2009 performance will follow the Annual Meeting.

Why am I receiving this Proxy Statement and proxy card?

You are receiving this Proxy Statement and proxy card because you owned shares of FARO Technologies, Inc. common stock on the record date, April 12, 2010. This Proxy Statement describes matters we would like you to vote on at the Annual Meeting. It also provides you with information about these matters so that you can make an informed decision.

What is a proxy?

A proxy is your legal designation of another person, also referred to as a “proxy,” to vote your shares of stock. The written document providing notice of the Annual Meeting and describing the matters to be considered and voted on is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our board of directors has designated two of our officers, Jay Freeland, our President and Chief Executive Officer, and Keith Bair, our Senior Vice President and Chief Financial Officer, as proxies for the Annual Meeting.

Who is entitled to vote?

Holders of our common stock outstanding as of the close of business on April 12, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock he or she held on the Record Date.

If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name”. If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal.

Who can attend the Annual Meeting?

All holders of shares of stock of FARO Technologies, Inc., or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name”, you will need to bring a copy of your bank or brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Annual Meeting. Shareholders also must present a form of personal photo identification to be admitted to the Annual Meeting.

How many shares must be present to hold the meeting?

A quorum of shareholders is necessary to hold a valid shareholders meeting. A majority of the 16,133,943 shares of common stock outstanding on the Record Date and entitled to be cast on any matter at the Annual Meeting must be represented, in person or by proxy, to constitute a quorum at the Annual Meeting. If you vote, your shares will be included in the number of shares to establish the quorum. Shares represented by proxy cards either marked “ABSTAIN,” or returned without voting instructions and shares treated as “broker non-votes” will be counted as present for the purpose of determining whether the quorum requirement is satisfied.

Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for such adjournment or postponement).

If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the shareholders who are represented, in person or by proxy, may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

How many shares must be present to consider each matter at the Annual Meeting?

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a specific proposal will constitute a quorum for that proposal. Even if a quorum is established for the Annual Meeting, it is possible that a quorum may not be established for a specific proposal presented at the Annual Meeting. Shares represented by proxy cards either marked “ABSTAIN” or returned without voting instructions will be counted as present for the purpose of determining whether the quorum requirement is satisfied for both proposals at the Annual Meeting. If your shares are held in street name and you do not provide voting instructions to your bank or broker, your shares will not affect the determination of whether a quorum exists for proposal 1, the election of John Caldwell and John Donofrio, but your shares will be counted as present for the purpose of determining whether the quorum requirement is satisfied for proposal 2, the ratification of Grant Thornton LLP.

What is the effect of not voting?

If you are a registered shareholder and you submit a proxy but do not provide any voting instructions, your shares will be voted:

•	FOR the election of John Caldwell and John Donofrio to the Board of Directors; and

•	FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm.

If you are a registered shareholder and you do not return your proxy card or vote at the Annual Meeting, your un-voted shares will not count toward the quorum requirement for the Annual Meeting or either proposal considered at the Annual Meeting. If a quorum is obtained, your un-voted shares will not affect the outcome of either proposal.

If you own shares in street name and do not instruct your bank or brokerage firm how to vote your shares, your bank, broker, or other holder of record may not vote your shares on non-routine matters such as Proposal 1—Election of Directors and your shares will be considered broker non-votes on those proposals. However, it may vote your shares in its discretion on routine proposals such as Proposal 2—Ratification of Independent Registered Public Accounting Firm.

Abstentions and broker non-votes will not affect the outcome of any proposals considered at the Annual Meeting.

How do I vote?

If you own shares registered directly with the Company’s transfer agent on the close of business on the Record Date, you may vote by mailing your signed proxy card in the enclosed envelope.

If your shares are held in street name, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares. Your bank or brokerage firm may allow you to vote by telephone or the Internet.

If you are a registered shareholder and you attend the Annual Meeting, you may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered shareholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the Annual Meeting will need to obtain a power of attorney or proxy from their record holder to do so.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you can change your vote:

•	by properly completing and signing another proxy card with a later date and returning the proxy card prior to the Annual Meeting;

•

if you are a registered shareholder, by giving written notice of your revocation to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746, prior to or at the Annual Meeting; or

•	by voting in person at the Annual Meeting.

Your presence at the Annual Meeting will not in itself revoke your proxy; you must obtain a ballot and vote at the Annual Meeting to revoke your proxy. Unless properly changed or revoked, the shares represented by proxies received prior to the Annual Meeting will be voted at the Annual Meeting.

What are the Board’s recommendations on the proposals?

The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of the two nominees for director, John Caldwell and John Donofrio, each with a three-year term expiring at the Annual Meeting of Shareholders in 2013; and

Proposal 2—FOR ratification of Grant Thornton LLP as our independent registered public accounting firm.

What vote is required to elect the director nominees?

The affirmative vote of a plurality of the votes cast is required for the election of directors. That means that the two nominees for director receiving the greatest number of votes will be elected. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum. Broker non-votes on the election of directors will have no impact on either the determination of a quorum or the outcome of the election.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have voted “Withhold” with respect to the original nominee.

How many votes are required to ratify the appointment of the Company’s independent registered public accounting firm?

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions will have no impact on the outcome of this matter. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.

Are there any other items to be discussed during the Annual Meeting?

The Company is not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion in voting your shares on these matters as they may arise.

Who will count the vote?

American Stock Transfer & Trust Co. will count the vote and will serve as the inspector of the election.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by directors, officers, and other employees of the Company, as well as the Company’s investor relations firm, none of whom will receive additional compensation for such solicitations. The Company will bear the cost of soliciting proxies. Arrangements will be made, as appropriate, with banks, brokerage houses, and other custodians, nominees or fiduciaries to forward soliciting materials to the beneficial owners of the shares, and we will reimburse such persons for their out-of-pocket expenses incurred in providing those services.

Will I receive a copy of the annual report?

We are enclosing a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as our 2009 Annual Report, with this Proxy Statement. You may also obtain a copy by writing to our Investor Relations department at 250 Technology Park, Lake Mary, Florida 32746, by calling 1-800-736-0234, by e-mailing our Investor Relations department at InvestorRelations@faro.com, by accessing www.faro.com/proxyvote or by accessing the Securities and Exchange Commission’s (“SEC”) EDGAR database at www.sec.gov. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our 2009 Annual Report are not incorporated by reference into this Proxy Statement and are not considered proxy soliciting material.

Where can I find Corporate Governance materials for the Company?

The Company’s Code of Ethics for Senior Financial Officers, Global Ethics Policy and Corporate Governance Guidelines, and the Charters for the Audit, Operational Audit, Compensation, and Governance and Nominating Committees of the Company’s Board of Directors, are published on the Corporate Governance page of the Company’s website at www.faro.com. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

How can I contact the members of the Board?

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board or the individual director(s).

PROPOSAL 1

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 1, THE ELECTION OF JOHN CALDWELL AND JOHN DONOFRIO TO THE BOARD OF DIRECTORS.

The Board of Directors is divided into three classes, as nearly equal as possible, with one class of directors elected each year for a three-year term. Each director’s term is subject to the election and qualification of his or her respective successor, or such director’s earlier death, resignation or removal. The Board currently consists of nine members. Three directors have terms that expire at this year’s Annual Meeting, three directors have terms that expire at the 2011 Annual Meeting of Shareholders, and three directors have terms that expire at the 2012 Annual Meeting of Shareholders. Norman Schipper, Q.C., who currently serves as a director whose term is set to expire at this year’s Annual Meeting, has notified the Company that he will not stand for re-election. The Governance and Nominating Committee is currently considering candidates for election to fill the vacancy that will be created by Mr. Schipper’s decision not to stand for re-election. However, the Governance and Nominating Committee does not anticipate nominating a candidate to fill that directorship prior to the Annual Meeting. Accordingly, two directors will be elected at the Annual Meeting to serve until their terms expire at the 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

The Company does not know of any reason why any nominee would be unable or, if elected, will decline to serve as a director. If any nominee is unable or unwilling to serve as a director, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If the Board selects a substitute nominee, the shares represented by all valid proxies will be voted by proxies for the substitute nominee unless you have voted “Withhold” with respect to the original nominee.

The two nominees for director, John Caldwell and John Donofrio, currently are directors of the Company and are proposed to be elected at the Annual Meeting to serve until the 2013 Annual Meeting of Shareholders. The remaining six directors whose terms do not expire at the Annual Meeting will continue to serve as members of the Board for the terms set forth below. Directors are elected by a plurality of the votes cast, meaning that the two nominees receiving the highest number of affirmative votes represented at the Annual Meeting will be elected as directors. Shares may not be voted cumulatively, and proxies cannot be voted for a greater number of persons than the number of nominees named. Shares voted by the accompanying proxy card will be voted “FOR” John Caldwell and John Donofrio unless the proxy card is marked to withhold authority or to vote for alternative candidates.

The names, ages, and principal occupations for at least the past five years of each of the current directors and the nominees and the names of any other public companies of which each has served as a director during the past five years are set forth below:

Nominees for Election at the Annual Meeting

Name	Age	Director Since	Term Expires	Position
John Caldwell	60	2002	2013	Director and Nominee
John Donofrio	48	2008	2013	Director and Nominee

John E. Caldwell has been a director of the Company since 2002. Mr. Caldwell has served since October 2003 as President and Chief Executive Officer of SMTC Corporation, a publicly held electronics manufacturing services company whose shares are traded on the Nasdaq Global Market and on the Toronto Stock Exchange. Mr. Caldwell has served as a director of SMTC since March 2003. Mr. Caldwell was the Chairman of the

Restructuring Committee of the Board of Mosaic Group Inc., a marketing services provider, from October 2002 to September 2003. Mr. Caldwell was a consultant to GEAC Computer Corporation Limited, a computer software company, from December 2001 to October 2002 and was President and Chief Executive Officer of GEAC from October 2000 to December 2001. Mr. Caldwell served in several roles with CAE Inc., a world leading flight simulation and training services company, from January 1988 to October 1999, including President and Chief Executive Officer from June 1993 to October 1999. Currently, he also serves on the board of directors of Advanced Micro Devices, Inc. and IAMGOLD Corporation.

Relevant experience and skills: executive of electronics, other complex manufacturing and software businesses, mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, corporate governance

John Donofrio has served as a director of the Company since January 2008. Mr. Donofrio is Executive Vice President, General Counsel and Secretary for The Shaw Group Inc., a position he has held since October 2009. Prior to joining Shaw, Mr. Donofrio was Senior Vice President, General Counsel and Chief Compliance Officer at Visteon Corporation, a global automotive supplier, a position he held from 2005 until October 2009. Before joining Visteon, Mr. Donofrio was with Honeywell International (or its predecessor company AlliedSignal Inc) from 1996 until 2005. At Honeywell, Mr. Donofrio was Vice President of Intellectual Property and later also served as Vice President and General Counsel for Honeywell Aerospace. Previously he was a Partner at Kirkland & Ellis LLP, where he worked from 1989 through 1996. Before joining Kirkand & Ellis, Mr. Donofrio was a law clerk at the U.S. Court of Appeals for the Federal Circuit and he worked as a Patent Examiner at the U.S. Patent and Trademark Office.

Relevant experience and skills: legal, risk management, intellectual property protection and licensing, corporate governance, manufacturing, government regulation

Directors Whose Terms Will Continue After the Annual Meeting

Name	Age	Director Since	Term Expires	Position
Stephen R. Cole	58	2000	2011	Lead Director
Jay W. Freeland	40	2006	2011	President, Chief Executive Officer and Director
Marvin R. Sambur, Ph.D.	64	2007	2011	Director
Lynn Brubaker	52	2009	2012	Director
Andre Julien	66	1986	2012	Director
Simon Raab	57	1982	2012	Chairman of the Board

Stephen R. Cole has been a director of the Company since 2000 and has served as lead director since 2005. Since 1975, Mr. Cole has been President and Founding Partner of Cole & Partners, a Toronto, Canada based mergers and acquisition and corporate finance advisory service company. Mr. Cole is a Fellow of the Institute of Chartered Accountants of Ontario, Fellow of the Canadian Chartered Institute of Business Valuators, Senior Member of the American Society of Appraisers and Full Member of the ADR Institute of Canada, Inc. He has held positions as an advisory committee member or director of various private and public companies and charitable and professional organizations, including H. Paulin & Co. Limited, Bosa Group, GPX International Tire Corporation, Enterprise Capital LP II, The Canadian Institute of Chartered Business Valuators, Quetico Foundation, Nature Conservancy of Canada (Ontario Division), UJA Federation and Foundation and past Chairman of The Baycrest Centre.

Relevant experience and skills: mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, corporate governance

Marvin R. Sambur, Ph.D. has served as a director of the Company since January 2007. Dr. Sambur started his career at Bell Laboratories in 1968 and later held top executive positions at ITT Corporation, including President and CEO of ITT Defense, a $2 billion group with over 10,000 employees. From 2001 until 2005, Dr Sambur served as Assistant Secretary of the United States Air Force for Acquisition and Research. In this position, Dr. Sambur formulated and executed a $220 billion Air Force investment strategy to acquire systems and support services. Dr. Sambur currently holds the prestigious position of Professor of the Practice at the University of Maryland Clark School of Engineering, serves on several Government Advisory Boards, including the US Air Force Scientific Advisory Board and the National Academy of Science AF Study Board, and does extensive consulting for global technology and aerospace companies.

Relevant experience and skills: senior operations and engineering management, high level executive and financial management, research and development management, government acquisitions management, international negotiations

Jay W. Freeland has served as President and Chief Executive Officer of the Company since December 2006. Mr. Freeland served as President and Co-Chief Executive Officer of the Company from January 2006 to December 2006, as President and Chief Operating Officer of the Company from November 2004 to January 2006, and as a director since February 2006. Mr. Freeland was president of his own consulting company from 2003 to 2004. Mr. Freeland began his career at General Electric in their financial management program in 1991, spent four years on their corporate audit staff and served in financial, business development, strategic planning, sales and operational management roles of increasing responsibility until 2003. Mr. Freeland holds a Bachelor of Arts in Economics from Union College, Schenectady, New York.

Relevant experience and skills: executive and financial management, international operations, business development, strategic planning

Simon Raab is a co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1982. Mr. Raab served as Chief Executive Officer of the Company from its inception in 1982 until January 2006, as Co-Chief Executive Officer from January 2006 until December 2006, and as President of the Company from 1986 until 2004. Mr. Raab holds a Ph.D. in Mechanical Engineering from McGill University, Montreal, Canada, a Masters of Engineering Physics from Cornell University and a Bachelor of Science in Physics from the University of Waterloo, Canada.

Relevant experience and skills: executive management, mechanical engineering, physics

Andre Julien has been a director of the Company since 1986. Before his retirement in 2004, Mr. Julien served as President of Chemirco Chemicals, Inc., a privately held chemical manufacturer in Toronto, Canada and as President of LAB Pharmacological Research International, a privately held company in Montreal, Canada. From 1969 until 1994, Mr. Julien was President and owner of Chateau Paints, Inc., a privately held coatings and paint manufacturer in Montreal, Canada. Mr. Julien is also a director of Eterna Trust, a privately held company in Quebec City, Canada, and Goodfellow Lumber, Inc., a public company in Montreal, Canada.

Relevant experience and skills: executive management, manufacturing

Lynn Brubaker has served as a director of the Company since July 2009. Ms. Brubaker is a seasoned executive with 30 years experience in aviation and aerospace in a variety of executive, operations, sales, marketing, customer support and independent consultant roles. She has 13 years of Board experience and five years advising high technology, international, multi industry and global companies. Since 2005, Ms. Brubaker has had an advisory practice focused on strategy, business development, go to market approach, sales and marketing, customer management, organizational design, manufacturing approach, talent assessment, and executive coaching. She is currently a director of Hexcel, a New York Stock Exchange-listed company in leading advanced materials and technology and The Nordam Group, a private aerospace company in high technology manufacturing and repair. She spent 10 years at Honeywell International, retiring as Vice President and General Manager—Commercial Aerospace for Honeywell International (1999-2005). Ms. Brubaker held a variety of management positions with McDonnell Douglas, Northwest Airlines, and ComAir. Ms. Brubaker currently serves on the Board of a variety of private companies and other business organizations.

Relevant experience and skills: sales and marketing management, technology, business development, international operations, manufacturing

CORPORATE GOVERNANCE AND BOARD MATTERS

Role and Risk Oversight of the Board of Directors

The Board provides general oversight and direction for the Company and also acts as an advisor and counselor to senior management and monitors its performance. In particular, the Board performs the following functions:

•	Reviews and approves operating, organizational, financial and strategic plans;

•	Reviews the Company’s operational, financial and strategic performance;

•	Oversees and evaluates management’s systems for internal control, financial reporting and public disclosure;

•	Oversees the Company’s global risk management framework;

•	Establishes corporate governance standards;

•	Selects, evaluates and compensates the Company’s executive officers, including the Chief Executive Officer;

•	Oversees and evaluates senior management performance and compensation; and

•	Plans for effective development and succession of the Chief Executive Officer and senior management.

In its oversight of the Company’s global risk management, the Board reviews the overall risk exposure of the Company and discusses with management the Company’s risk assessment and risk management policies, including management’s efforts to identify, monitor, control and report risk exposure. Management regularly reports to the Board on significant operational, financial, strategic, and regulatory risks the Company faces. In addition, as part of its review of the Company’s strategic plans, the Board also reviews the operational and financial risks, political and regulatory risks, and employment and labor risks of its global business operations. The independent members of the Board also discuss Company oversight and significant risks in executive session.

Each Board committee is also responsible for reviewing the Company’s risk exposure with respect to the committee’s areas of responsibility, discussing such risks with Company management, and reporting significant risks to the Board. The Compensation Committee particularly reviews risks related to the Company’s compensation policies and practices, and the Audit Committee focuses on significant risks associated with financial exposures.

Leadership Structure of the Board of Directors

The Company’s Corporate Governance Guidelines provide for an independent Lead Director, elected by the Board’s independent directors, separate from the positions of Chairman and CEO. In addition, the members of the Board elected a Chairman separate from the CEO. Simon Raab, one of the Company’s founders and its past Chief Executive Officer, currently serves as Chairman of the Board and is an independent director. Jay W. Freeland, the Company’s current Chief Executive Officer, also serves as a director. The independent members of the Board have elected Stephen Cole, an independent director, to serve as the Lead Director.

The Lead Director presides over and prepares the agenda for executive sessions of the independent directors, provides input to the schedule of Board meetings, facilitates information flow and communication between the independent directors and Company management and the Chairman of the Board, coordinates the activities of the other independent directors, together with the Governance and Nominating Committee provides advice to the Board and Company management with respect to corporate governance, recommends to the Chairman of the Board the retention of Board consultants and the membership of Board committees, together with the Compensation Committee and the Board evaluates the performance of the Chief Executive Officer, and performs such other duties and responsibilities as the Board of Directors may determine. We believe that our current Board structure appropriately ensures that an independent director serves in a Board leadership position, acting as a liaison between the Board and management and allowing that the independent directors continue to effectively oversee Company management and key issues related to strategy, risk and integrity.

The Chairman of the Board and the Chief Executive Officer set the agenda for Board meetings with input from the Lead Director. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the directors to prepare for discussion of the items at the meeting. Executive sessions or meetings of independent directors are held at least quarterly for a discussion of relevant subjects.

Director Independence

We are required to comply with the listing standards, including the corporate governance rules, of the NASDAQ Stock Market (“NASDAQ”). NASDAQ rules require the Board of Directors to be comprised of a majority of independent directors, as that term is defined by the NASDAQ Marketplace Rules.

The Board of Directors has affirmatively determined that John Caldwell, Stephen Cole, Andre Julien, Marvin Sambur, Norman Schipper, John Donofrio, Simon Raab, and Lynn Brubaker are independent directors, as defined by the NASDAQ Marketplace Rules. In addition, Hubert d’Amours, who did not stand for re-election to the Board of Directors at the 2009 Annual Meeting of Shareholders, was also independent under the NASDAQ Marketplace Rules. The Board of Directors has determined that Mr. Freeland is not independent because he is the President and Chief Executive Officer of the Company.

Board Meetings and Committees

The Board of Directors held eight meetings during 2009. All directors attended at least 75% of the applicable meetings of the Board and of the Committees on which they served during 2009. In addition, the independent directors met in executive session without the presence of management on the occasion of each full Board meeting in 2009. While the Company has not adopted a formal policy regarding Board attendance at annual shareholder meetings, we encourage each of our Board members to attend the annual shareholder meetings in person. We expect that each of our directors will attend the 2010 annual meeting of shareholders in person. Eight of our directors attended the 2009 Annual Meeting of Shareholders in person.

The Board of Directors has four standing committees: an Audit Committee, an Operational Audit Committee, a Compensation Committee, and a Governance and Nominating Committee.

The table below shows current membership for each of the standing Board committees:

Audit Committee	Operational Audit Committee	Compensation Committee	Governance and Nominating Committee
John Caldwell*	John Caldwell*	John Caldwell	John Caldwell
Stephen Cole	Andre Julien	Stephen Cole*	Stephen Cole
John Donofrio	Marvin Sambur	John Donofrio	John Donofrio*
Lynn Brubaker	Lynn Brubaker	Andre Julien	Marvin Sambur
Marvin Sambur
Norman Schipper, Q.C**

*	Committee Chairman

**	Mr. Schipper has chosen not to stand for re-election to the Board at the Annual Meeting.

Audit Committee

The Audit Committee held five meetings during 2009. In addition to its formal meetings, members of the Audit Committee met in executive session, without the presence of management, periodically and separately with the Company’s auditors at quarterly meetings during 2009. Among its various duties, the Audit Committee reviewed the Company’s annual and quarterly financial statements and the Company’s periodic reports to the SEC before filing.

The Audit Committee is currently comprised of four members, John Caldwell, Stephen Cole, John Donofrio and Lynn Brubaker, each of whom the Board has determined are independent as defined in Rule 10A-3 of the Exchange Act of 1934 and the NASDAQ rules, including rules specifically governing audit committee members. The Board also has determined that Messrs. Caldwell and Cole are “audit committee financial experts” as defined under Item 407(d)(5) of Regulation S-K.

The Audit Committee acts under the terms of a written charter that is available on the Company’s website at www.faro.com, by first clicking “Investors” and then “Corporate Governance.” The Audit Committee’s responsibilities, discussed in detail in the charter, include, among other duties, the responsibility to:

•

Provide oversight regarding the accounting and financial reporting process, the system of internal control, the external and internal audit process, and the Company’s process for monitoring compliance with laws and regulations;

•	Review the independence and qualifications of the Company’s independent public accountants and the Company’s financial policies, control procedures and accounting staff;

•	Appoint and retain the Company’s independent public accountants;

•	Review and approve the Company’s financial statements and other regulatory filings; and

•	Review transactions between the Company and any officer or director or any entity in which an officer or director of the Company has a material interest.

Operational Audit Committee

The Operational Audit Committee met four times in 2009 and is currently composed of four members, John Caldwell, Andre Julien, Marvin Sambur and Lynn Brubaker. The Operational Audit Committee acts under the terms of a written charter that is available on the Company’s website at www.faro.com, by first clicking “Investors” and then “Corporate Governance.” As discussed in its charter, the Operational Audit Committee is responsible for reviewing the Company’s operational performance against predetermined metrics. The Operational Audit Committee also meets with executives and department directors to review progress against goals and reports to the Board of Directors.

Compensation Committee

The Compensation Committee held five meetings during 2009. In addition to its formal meetings, the Chairman and other select members of the Compensation Committee met as required throughout 2009 and the first quarter of 2010 among themselves without the presence of management and with the Compensation Committee’s advisors, the Chairman of the Board, and the Chief Executive Officer to set executive compensation for 2009 and 2010, to evaluate the performance of all officers at the Vice President level and above, make bonus and equity incentive award determinations in respect of individual and Company performance objectives and to discuss and decide other compensation and employment matters, including specific review of the performance of the CEO and his compensation.

The Compensation Committee currently consists of six members, John Caldwell, Stephen Cole, John Donofrio, Andre Julien, Marvin Sambur, and Norman Schipper, Q.C., each of whom qualifies as independent for

Compensation Committee membership, as defined in the NASDAQ rules, Rule 16b-3 of the Exchange Act, and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee acts under the terms of a written charter that is available on the Company’s website at www.faro.com, by first clicking “Investors” and then “Corporate Governance.” As discussed in its charter, the Compensation Committee creates, and recommends to the full Board for approval, the Company’s executive compensation policies and programs and endeavors to ensure they are aligned with the Company’s overall mission and vision and implemented consistent with same. The Compensation Committee works with the Chairman of the Board and the Chief Executive Officer in evaluating the performance of all officers at the Vice President level and above and reviews and approves annually all compensation programs and awards (including setting the base compensation for the upcoming year and approving bonus and equity incentive awards) relating to all officers at the Vice President level and above, other than with respect to CEO compensation, which is set by the Compensation Committee independently. The Compensation Committee applies discretion, as is appropriate, in the determination of individual executive compensation packages to ensure compliance with the Company’s compensation policy objectives.

The Compensation Committee also reviews, and recommends to the full Board for its review and approval, the cash and equity compensation for non-employee directors, the Chairman of the Board, the Lead Director, and Board committee chairs. In addition, the Compensation Committee:

•	Oversees the Company’s option and equity incentive plans, including reviewing and approving equity grants to officers at the Vice President level and above;

•	Oversees the Company’s management succession plan, including succession for the Chief Executive Officer position;

•	Advises on selection of certain executive officer positions with the Company;

•	Establishes the terms of all executive severance and change of control benefits;

•	Reviews and discusses with management the Compensation Discussion and Analysis that is included in the Company’s proxy statement for its annual meeting of shareholders; and

•	Prepares the report of the Compensation Committee for inclusion in the proxy statement.

The Compensation Committee may delegate its authority to grant awards under the Company’s 2009 Equity Incentive Plan, or the 2009 Equity Plan, to the Company’s executive officers. The Compensation Committee has delegated its authority to Jay Freeland, the Company’s President and Chief Executive Officer, to grant stock-based awards under the 2009 Equity Plan to newly hired employees, to current employees in connection with a promotion, and to employees recognized for performance under an established Company employee award program. In accordance with certain parameters provided by the Compensation Committee, including but not limited to the following: (i) Mr. Freeland may not grant awards to (a) employees who are subject to the short-swing profit rules of Section 16 of the Exchange Act, or (b) employees who at the grant date are “covered employees” or are reasonably anticipated to become “covered employees,” as defined in Section 162(m) of the Code, during the term of the award; (ii) any award granted by Mr. Freeland will be subject to all of the terms and conditions of the 2009 Equity Plan; and (iii) Mr. Freeland must make a written report to the Compensation Committee at the end of each fiscal quarter that sets forth any and all awards granted by him during the preceding fiscal quarter.

The Compensation Committee has the authority to retain consultants to obtain advice and assistance from external legal, accounting and other advisors at the Company’s expense. In 2007, the Compensation Committee engaged Mercer Human Resource Consulting (“Mercer”) to conduct a review and competitive assessment of the Company’s executive and outside director compensation programs. In performing these services, Mercer reported directly to, and received its instructions from, the Compensation Committee. In order to preserve the continuity of the lead consultant from Mercer, since 2008 the Compensation Committee has engaged the same lead consultant from Pearl Meyer & Partners (“Pearl Meyer”). In performing its services, Pearl Meyer reports to and is instructed by the Compensation Committee. Accordingly, the Compensation Committee’s decisions with respect to compensation since 2008 had the benefit of the consulting information provided by the Compensation Committee’s independent advisor. For more information regarding Pearl Meyer’s services during 2009, see the Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement.

Governance and Nominating Committee

The Governance and Nominating Committee held three formal meetings in 2009. The Governance and Nominating Committee currently consists of four members, John Caldwell, Stephen Cole, John Donofrio, and Marvin Sambur, each of whom meets the definition of independence in the NASDAQ rules.

The Governance and Nominating Committee’s written charter is available on the Company’s website at www.faro.com, by first clicking “Investors” and then “Corporate Governance.” As discussed in detail in the charter, the Governance and Nominating Committee is responsible for selecting and recommending for approval by the Board director nominees and the members and chair of each of the Board committees. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election. The Governance and Nominating Committee considers candidates for the Board recommended by current members of the Board or members of management. In addition, the Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director. In 2009, the Governance and Nominating Committee engaged Korn/Ferry International to identify and evaluate candidates for the Board of Directors. In addition to assisting in the selection of Ms. Brubaker, Korn/Ferry International will assist in the identification and evaluation of candidates to fill the vacancy resulting from Mr. Schipper’s decision not to stand for re-election. The Governance and Nominating Committee also will consider director candidates recommended by eligible shareholders. Shareholders may recommend director nominees for consideration by the Governance and Nominating Committee by writing to the Governance and Nominating Committee, Attention: Chairman, 250 Technology Park, Lake Mary, Florida, 32746, together with appropriate biographical information concerning each proposed nominee. Candidates proposed by shareholders for nomination are evaluated using the same criteria as candidates initially proposed by the Governance and Nominating Committee.

The Governance and Nominating Committee seeks to ensure that the composition of the Board at all times reflects a variety of complementary experiences and backgrounds, particularly in the areas of management and leadership, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company. The following minimum qualifications must be met by a director nominee to be recommended by the Governance and Nominating Committee:

•	Each director must display high personal and professional ethics, integrity and values;

•	Each director must have the ability to exercise sound business judgment and demonstrate basic financial literacy;

•

Each director must be highly accomplished in his or her respective field, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience;

•	Each director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value; and

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

Annually, the Governance and Nominating Committee reviews the appropriate experience, skills and qualifications expected of Board members in the context of the current membership of the Board. This assessment includes, in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills. If, as a result of the assessment, the Governance and Nominating Committee determines that adding or replacing a director is advisable, the Governance and Nominating Committee initiates a search for a suitable candidate to fulfill the Board’s needs. In addition, in 2010, the Governance and Nominating Committee recommended, and the Board has adopted, Corporate Governance Guidelines that provide for any director who undergoes a change of occupation to notify the Chairman of the Board and the Chairman of the Governance and Nominating Committee and offer to submit his or her resignation.

A shareholder who wishes to nominate a person for election to the Board of Directors must submit written notice to the Company, Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746. On January 28, 2010, the Board of Directors amended and restated the Company’s bylaws and revised the procedures by which shareholders may nominate candidates for the Company’s Board of Directors. Previously, under the Company’s bylaws, we had to receive the written nomination not less than 60 days prior and not more than 90 days prior to the annual meeting of shareholders, or, if less than 70 days’ notice of the date of the annual meeting is given, not later than ten days after the notice is mailed. Under the Company’s Amended and Restated Bylaws, we must receive the written nomination for an annual meeting not less than 90 days and not more than 120 days prior to the first anniversary of the previous year’s annual meeting of shareholders, or, if no annual meeting was held the previous year or the date of the annual meeting is advanced more than 30 days before or delayed more than 60 days after the anniversary date, we must receive the written nomination not more than 120 days prior to the annual meeting and not less than the later of 90 days prior to the annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For a special meeting, we must receive the written nomination not less than the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the date of the special meeting is first made. The Company’s previous bylaws required the written nomination to include the candidate’s name, age, business and residence address; the candidate’s principal occupation or employment; the class and number of shares of capital stock in the Company beneficially owned by the candidate; all information relating to the candidate required to be disclosed in solicitations of proxies for an election of directors, or otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934; and as to the shareholder proposing the nomination, his or her name and address and the class and number of shares of stock in the Company beneficially owned by the shareholder. Under the Amended and Restated Bylaws, the nomination must include (i) all information relating to the candidate that is required to be disclosed in solicitations of proxies for an election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, including the nominee’s consent to be named in the proxy statement as a nominee and to serving as a director if elected, (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between the shareholder and any beneficial owner on whose behalf the director nomination is made, and their respective affiliates and associates or others acting in concert with the shareholder or beneficial owner, on the one hand, and each candidate and his or her respective affiliates and associates, or others acting in concert with the candidate, on the other hand, including all information required under Rule 404 of Regulation S–K if the shareholder and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate of or person acting in concert with the shareholder or beneficial owner, were the “registrant” for purposes of that rule and the candidate were a director or executive officer of such registrant, and (iii) as to the shareholder and any beneficial owner on whose behalf the director nomination is made, (A) their names and addresses, (B) the class and number of shares of the Company’s stock beneficially owned by them, (C) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, an effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, the shareholder or the beneficial owner with respect to any share of Company stock, and (D) a representation as to whether the shareholder or any beneficial owner on whose behalf the nomination is made intends, or is or intends to be part of a group that intends, to deliver a proxy statement or form of proxy to the percentage of the Company’s shareholders required to elect the nominee or otherwise to solicit proxies from shareholders in support of the nomination.

Compensation Committee Interlocks and Insider Participation

During 2009, John Caldwell, Stephen Cole, Andre Julien, Marvin Sambur, John Donofrio, and Norman Schipper served as members of the Compensation Committee. None of the Compensation Committee members was, during 2009 or formerly, an officer or employee of the Company or any of its subsidiaries. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Communications with Board of Directors

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board or the individual director(s).

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics, entitled “Code of Ethics for Senior Financial Officers,” that is applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Board of Directors has also adopted a Global Ethics Policy applicable to all of the Company’s employees. The Code of Ethics for Senior Financial Officers and the Global Ethics Policy are available at no cost on the Company’s web site at www.faro.com or by submitting a written request to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746.

2009 DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned by each of the Company’s non-employee directors during the year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	All Other Compensation ($)		Total ($)
John E. Caldwell	78,750	70,000	—		148,750
Stephen Cole	109,375	87,500	—		196,875
Hubert d’Amours(4)	26,250	0	—		26,250
John Donofrio	58,125	70,000	—		128,125
Andre Julien	51,250	70,000	—		121,250
Simon Raab	65,000	30,000	15,740	(5)	110,740
Marvin R. Sambur, Ph.D.	56,250	70,000	—		126,250
Norman Schipper, Q.C.	40,625	70,000	—		110,625
Lynn Brubaker	21,250	100,000	—		121,250

(1)	Includes cash retainers and fees earned by each director for attendance at certain meetings during the year ended December 31, 2009.

(2)	Reflects the grant date fair value of stock awards granted in 2009, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the restricted stock awards is based upon the value of the underlying common stock on the grant date.

(3)	As of December 31, 2009, the following aggregate number of stock options and restricted stock awards were held by each of our directors:

	Restricted Stock Awards (#)	Options (#)
John E. Caldwell	6,850	9,000
Stephen Cole	8,013	9,000
Hubert d’Amours	0	3,000
John Donofrio	6,916	0
Andre Julien	6,850	39,000
Simon Raab	1,993	0
Marvin R. Sambur, Ph.D.	7,250	0
Norman Schipper, Q.C.	6,850	3,000
Lynn Brubaker	6,231	0

No stock options were awarded to any directors in 2009. The following table shows the shares of restricted stock awarded to each director during 2009, and the aggregate grant date fair value for each award.

Name	Restricted Stock Awards (#)	Full Grant Date Fair Value of Award ($)
John E. Caldwell	4,649	70,000
Stephen Cole	5,812	87,500
Hubert d’Amours	0	0
John Donofrio	4,649	70,000
Andre Julien	4,649	70,000
Simon Raab	1,993	30,000
Marvin R. Sambur, Ph.D.	4,649	70,000
Norman Schipper, Q.C.	4,649	70,000
Lynn Brubaker	6,231	100,000

(4)	Mr. d’Amours did not stand for re-election to the Board at the 2009 Annual Meeting of Shareholders. In connection with his departure from the Board, in recognition of his service to the Board, the Compensation Committee accelerated the vesting of his restricted stock and option awards and extended the term of his options so that they expire on the original 10-year anniversary of the grant date.

(5)	In recognition of his former service with the Company, the Company pays both the employer and employee portions of the premiums for Mr. Raab and his eligible dependents to participate in certain Company group health and welfare plans. The number in the table reflects the actual cost to the Company of providing this benefit during 2009.

Terms of Director Compensation Program

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that non-employee directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. Non-employee directors receive an annual cash retainer of $20,000, fees of $1,875 per in-person board or committee meeting or per telephonic board or committee meeting with a duration of one hour or more, and $1,250 per meaningful telephonic board or committee meeting with a duration of one hour or less. The chairpersons of the Governance and Nominating Committee and the Operational Audit Committee received an annual retainer of $5,000, and the chairperson of the Audit Committee received an annual retainer of $10,000. The chairperson of the Compensation Committee received an annual retainer of $7,500. In addition to fees for Board and Committee meetings, non-employee directors received similar meeting fees for attending other important meetings throughout the year, including meetings pertaining to business strategy and regulatory updates.

Upon election to the Board, a non-employee director receives an initial equity grant of shares of restricted common stock with a value equal to $100,000, calculated as of the closing share price on the date of the non-employee director’s election to the Board. The initial restricted stock grant vests on the third anniversary of the grant date, subject to the non-employee director’s continued membership on the Board. On the day following the annual meeting of shareholders, each non-employee director receives shares of restricted common stock with a value equal to $70,000, calculated as of the closing share price on the day following the annual meeting of shareholders. The annual restricted stock grant vests on the first anniversary of the grant date, subject to a director’s continued membership on the Board.

The Lead Director receives an additional retainer of $35,000, paid fifty percent in cash and fifty percent in shares of restricted stock. The Lead Director’s retainer is granted annually on the day following the annual meeting of shareholders, with the closing share price on the date of grant used to calculate the number of shares granted. The shares of restricted stock vest on the first anniversary of the grant date, subject to the Lead Director’s continued membership on the Board. The Chairman of the Board receives an additional retainer of $60,000, paid fifty percent in cash and fifty percent in shares of restricted stock. The Chairman’s retainer is granted annually on the day following the annual meeting of shareholders, with the closing share price on the date of grant used to calculate the number of shares granted. The shares of restricted stock will vest on the first anniversary of the grant date, subject to the Chairman’s continued membership on the Board.

Mandatory Board of Director Stock Ownership and Holding Periods

Effective 2009, the non-employee directors are subject to minimum share ownership guidelines. Within two years after joining the Board, each non-employee director is required to own shares of the Company’s common stock with an aggregate value of $100,000. The ownership requirement may be satisfied through holdings of equity awards granted by the Company, the values of which are calculated based on the grant date value of the equity awards, and/or shares of common stock purchased by the non-employee director independently, the values of which are calculated based on the closing price of the Company’s common stock on the purchase date. Also, effective 2010, each non-employee director must hold shares of the Company’s common stock acquired pursuant to the exercise of stock options or vesting of restricted stock for one year after exercise or vesting, as applicable, or until his or her retirement, whichever is earlier.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 2, THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of our independent registered public accounting firm. Grant Thornton LLP has audited our financial statements for the fiscal years ended December 31, 2009 and 2008. The Board, upon the recommendation of the Audit Committee, has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for 2010.

Representatives of Grant Thornton LLP will be present at the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of shareholders.

Shareholders are not required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm. However, we are submitting the ratification to our shareholders as a matter of good corporate practice. If our shareholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee may reconsider the retention of Grant Thornton LLP. Even if the selection of Grant Thornton LLP is ratified, the Audit Committee in its discretion may select a different independent accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.

The affirmative vote of a majority of the votes cast is necessary for approval of the ratification of Grant Thornton LLP. Abstentions will have no impact on the ratification of our independent registered public accounting firm.

INDEPENDENT PUBLIC ACCOUNTANTS

The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of our financial statements for the fiscal years ended December 31, 2009 and 2008, and fees for other services rendered by Grant Thornton LLP during those periods.

Fees Paid to Grant Thornton LLP:

	2009	2008
Audit fees(1)	$958,033	$1,221,287
Audit related fees	—	—
Tax fees-preparation and compliance	—	—
All other fees(2)	28,829	39,663

Total fees	$986,862	$1,260,950

(1)	Audit of financial statements, review of financial statements included in Quarterly Reports on Form 10-Q, and audit of management’s assessment of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting.

(2)	Primarily related to the Company’s employee benefit plan audit and audit of royalty licenses.

The Audit Committee has concluded that the provision of the audit and permitted non-audit services by Grant Thornton LLP in 2009 and 2008 is compatible with maintaining the independence of Grant Thornton LLP.

Pursuant to the Audit Committee charter, the Audit Committee pre-approved all such services provided by Grant Thornton LLP. The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent auditors. Pursuant to these policies and procedures, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members, when appropriate, to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

REPORT OF THE AUDIT COMMITTEE

Under the guidance of the Audit Committee charter, the Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the system of internal control over financial reporting and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has, among other things, the responsibility to monitor and oversee these processes.

The Audit Committee has:

(1) reviewed and discussed the Company’s audited financial statements with management;

(2) discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T;

(3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

The Audit Committee also considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee reviewed with the independent accountants the overall scope and specific plans for its audit. Without management present, the Committee met with the independent accountants to review the results of their examinations, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s accounting and financial reporting. The Audit Committee reviewed and discussed the Company’s audited financial statements with the independent accountants.

Lynn Brubaker, Audit Committee Member

Stephen Cole, Audit Committee Member

John Caldwell, Audit Committee Member (Chair)

John Donofrio, Audit Committee Member

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors and management do not know of any matters before the Annual Meeting other than those to which we refer in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Annual Meeting, the proxy holders will vote the shares in accordance with their best judgment. To bring business before an Annual Meeting, a shareholder must give written notice to the company’s secretary before the meeting and comply with the terms and time periods specified in the company’s bylaws. No shareholder has given written notice that he or she intends to bring business before the Annual Meeting in compliance with the terms and time periods specified in the Company’s bylaws.

EXECUTIVE OFFICERS

The following table provides information regarding the Company’s executive officers:

Name	Age	Principal Position
Jay W. Freeland	40	President and Chief Executive Officer, Director
Keith S. Bair	54	Senior Vice President and Chief Financial Officer
Joseph Arezone*	44	Senior Vice President, Managing Director, Asia Pacific Region
Siggi Buss*	44	Senior Vice President, Managing Director, Europe Region
David Morse*	36	Senior Vice President, Managing Director, Americas Region

*	Identified as an executive officer during 2010.

Jay W. Freeland has served as President and Chief Executive Officer of the Company since December 2006. Please refer to the biography of Mr. Freeland provided under the heading “Election of Directors—Directors Whose Terms Will Continue After the Annual Meeting,” above.

Keith S. Bair has served as Senior Vice President and Chief Financial Officer of the Company since October 2006. From August 2006 through October 2006, Mr. Bair served as the Company’s Interim Chief Financial Officer and from March 2006 to August 2006 as Director of Accounting. Prior to joining FARO, Mr. Bair was Vice President of Finance and Controller at Xytrans, Inc., a manufacturer of transceivers, from August 2004 through March 2006. He also served as Chief Financial Officer and Controller of Stromberg, LLC from June 2002 through August 2004, and from December 1998 through December 2000, and as a Staff Accountant in the Division of Corporation Finance with the U.S. Securities and Exchange Commission from January 2001 through June 2002. Mr. Bair also served as Controller at Gencor Industries from October 1997 through June 1998 and Controller at Arrow International from April 1984 through September 1997. Mr. Bair has an MBA and a Bachelor’s degree in accounting from Lehigh University in Bethlehem, PA, is a CPA and also served in the United States Navy.

Joseph Arezone has served as Senior Vice President, Managing Director, Asia Pacific Region since August 2009. He previously served as FARO’s Vice President of Sales for Asia-Pacific from January 2008 to August 2009. Prior to that, Mr. Arezone was the Company’s Area Vice President of Sales for the Eastern U.S. market from July 2005 to January 2009. From February 2001 until July 2005, Mr. Arezone served as FARO’s Regional Sales Manager. Mr. Arezone holds a Bachelor of Science in Civil Engineering from The Ohio State University and a Master of Business Administration from Cleveland State University.

Siggi Buss has served as Senior Vice President, Managing Director, Europe Region since February 2006. He previously served as Co-Managing Director of FARO Europe from May 1998 until February 2006. Prior to that, Mr. Buss was a co-founder and Managing Director of CATS GmbH, a predecessor of FARO Europe, the Company’s principal subsidiary in Europe.

David Morse has served as Senior Vice President, Managing Director, Americas Region since January 2007. He previously served as Divisional Vice President of Sales for the Americas from July 2005 until January 2007. Prior to that, Mr. Morse served as Regional Sales Manager from November 1999 until July 2005. Mr. Morse holds a Bachelor of Science from the University of North Texas.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Business Context

With more than 20,000 installations and 10,000 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models—or to perform evaluations against an existing model—for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites. FARO requires an executive leadership team who reflect FARO’s culture and values. They must be experienced and entrepreneurial in order to successfully execute business strategy and create shareholder value.

Executive Summary

The following provides a brief overview of the more detailed information provided in this Compensation Discussion and Analysis relating to executive compensation for 2009.

•

The objective of the Company’s compensation program is to create a balance between risk and reward; to attract, motivate, and retain executives over the long-term; and to align their interests with those of our shareholders.

•	The Company provides its named executive officers with cash compensation in the form of base salary and annual incentives.

•	The Company provides its named executive officers with equity compensation in the form of stock options and restricted stock units.

•	The Company targets base salary, total cash compensation, and total direct compensation to be competitive with market practices.

•

The only executive benefits that the Company presently offers to its named executive officers are executive life insurance and coverage under the Company’s executive short- and long-term disability plans.

•	Each of the Company’s named executive officers has a severance arrangement.

•	The Company does not offer pension or deferred compensation benefits to its named executive officers.

Fiscal 2009 Economic Impact on Executive Compensation

The Compensation Committee, Board of Directors, and senior management of the Company assessed the Company’s performance in 2009 in the context of an extraordinarily challenging economy. The Compensation Committee believes that the skill and motivation of the Company’s executive officers are essential to the Company’s performance and creation of shareholder value. However, the Compensation Committee has taken steps to appropriately adjust 2009 and 2010 management compensation based on the challenges of the current global business environment. Specifically, as discussed later in this Compensation Discussion and Analysis:

•

The Compensation Committee decided that the named executive officers would not receive short-term incentive awards in 2009, despite having performed satisfactorily with respect to their individual performance metrics which would have otherwise entitled them to a short-term incentive award.

•	Fewer restricted stock units vested in 2009.

•	Base salaries were held flat for all executive officers for both 2009 and 2010.

•	In April, the Company suspended the matching contribution under the 401(k) plan for all employees.

The Compensation Committee will determine the appropriateness of returning to its normal compensation practices in line with a comprehensive assessment of employee, Company and global economic performance.

Executive Compensation Objectives and Philosophy

The Compensation Committee’s primary objective is to ensure the philosophy and operation of FARO’s compensation program reinforces FARO’s culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and aligns their interests with those of the shareholders. The Compensation Committee strives to provide total compensation relating to the CEO, the other named executive officers (together with the CEO, the “named executive officers”) and all other Vice President and above level employees that is fair, reasonable and competitive. FARO’s executive compensation program includes a significant performance-based component, in the form of a short-term annual incentive award, as well as a substantial emphasis on “at-risk,” equity-based long-term incentives.

The Compensation Committee has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. The Compensation Committee’s Charter can be found on the Company’s website at www.faro.com. The Compensation Committee’s duties and responsibilities include, among others:

•

reviewing and approving on an annual basis long- and short-term corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and recommending to the Board the overall compensation levels for the CEO based on such evaluation;

•

reviewing and approving the annual base salaries, annual incentive opportunities and other compensation arrangements of all other named executive officers and all other Senior Vice Presidents and Vice President level employees;

•

reviewing and monitoring all compensation and significant benefit plans that affect all employees and annually approving overall employee salary policies, as well as equity- based programs for all levels of employees;

•

monitoring compliance with requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers and compliance with all other applicable laws affecting employee compensation and benefits; and

•	reviewing and recommending any proposed changes in director compensation to the Board.

Role of the Compensation Consultant

The Compensation Committee has the authority to retain consultants to obtain advice and assistance from external legal, accounting or other advisors, at the Company’s expense. In 2007, the Compensation Committee engaged Mercer, an independent human resources and compensation consulting company, to conduct a review and competitive assessment of the Company’s executive and outside director compensation programs. In this role, Mercer reported to and was instructed by the Compensation Committee. Mercer’s instructions were to review and analyze the executive and outside director compensation programs as to whether they were effective, competitive and reasonable. In 2009, the lead consultant for FARO left Mercer and joined Pearl Meyer. In order to preserve the continuity of the lead consultant from Mercer, in 2009, the Compensation Committee engaged Pearl Meyer. In this role, Pearl Meyer reports to and is instructed by the Compensation Committee. In 2009, Pearl Meyer primarily assisted the Compensation Committee in evaluating 2009 equity grants and developing an appropriate new share request under the Company’s 2009 Equity Plan. At the Compensation Committee’s request, Pearl Meyer also provided information regarding retention award trends for both executive and non-executive employees. The Compensation Committee has the sole authority to approve the fees and other terms and conditions of any engagement with its independent advisor.

Role of the Executive Officers in Compensation Decisions

Executive officers play a role in the administration, oversight, and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for those employees, which may include other executive officers, who report directly to him or her. Throughout the year, the executive officers review each of their direct reports’ performance and evaluate them against their performance goals. In addition, the Company conducts a comprehensive performance and compensation review annually in the first quarter of each year across all levels of the organization, which includes a final performance review by each executive for each of their direct reports. Based on those reviews, the executive officers recommend to the CEO any equity and non-equity based awards based upon the performance for the prior year and annual compensation adjustments for the current year for their direct reports.

The CEO similarly reviews and evaluates his direct reports, which include other named executive officers. The CEO also reviews and evaluates the recommendations made with respect to other executive officers and makes any modifications that he deems appropriate. The CEO reviews his overall findings with the Compensation Committee, including his review of his direct reports, and then recommends to the Compensation Committee equity and non-equity awards and annual compensation adjustments for all other officers.

Review of Peer Group Practices

The Compensation Committee reviews and analyzes the executive compensation program to verify that it provides reasonable compensation at appropriate levels and remains competitive and effective. In October 2007, the Compensation Committee engaged Mercer to assist in this review and evaluation. For purposes of comparing the Company’s compensation programs against programs administered by companies with whom it competes for talent, it developed the following criteria to identify a peer group for comparison purposes:

•	annual revenues between $100 and $400 million;

•	market capitalization between $300 and $650 million;

•	operating model whereby business is conducted globally;

•	focus on companies in the testing and measurement industry (“industry peers”); and

•	focus on other high growth and highly profitable companies of comparable size (“profile peers”).

Based on these criteria, the Compensation Committee and Mercer selected the following twenty companies to comprise the peer group for purposes of reviewing compensation levels and program designs for the Company’s named executive officers. Eleven of these companies were industry peers, and nine were profile peers.

MTS SYSTEMS CORP (MTSC)	OYO GEOSPACE CORP (OYOG)
GSI GROUP INC (GSIG)	STEC INC (STEC)
OHU INC (COHU)	CABOT MICROELECTRONICS CORP (CCMP)
COGNEX CORP (CGNX)	SILICON IMAGE INC (SIMG)
LTX CORP (LTXX)	MATTSON TECHNOLOGY INC (MTSN)
MEASUREMENT SPECIALTIES INC (MEAS)	INTEVAC INC (IVAC)
IXIA (XXIA)	PARK ELECTROCHEMICAL CORP (PKE)
ZYGO CORP (ZIGO)	BEL FUSE INC (BELFB)
KEITHLEY INSTR INC (KEI)	SEMITOOL INC (SMTL)
STRATASYS INC (SSYS)	DSP GROUP INC (DSPG)

The compensation analysis prepared by Mercer compared the Company’s executive pay to the peer group in three categories: base salary, total cash compensation (salary plus annual incentives), and total direct compensation (salary plus annual incentives plus the grant-date value of long-term incentives). The study indicated that the Company’s executive programs were positioned near the 50th percentile level for all three elements when considered as a group. However, comparison of individual base salaries varied widely by position, from the 25th to the 75th percentile. The Compensation Committee did not engage in an updated market analysis of our compensation programs for 2009.

When setting compensation levels, the Compensation Committee reviews and evaluates the complete compensation package and resulting pay mix to ensure alignment with the Compensation Committee objectives. The Compensation Committee utilizes the information provided by Mercer as a general guideline to create an overall compensation package and does not benchmark compensation levels to any specific percentile derived from the peer group.

Executive Compensation Components

The primary components of compensation for the named executive officers in 2009 were base salary and long-term equity incentives.

Base Salary

When setting base salaries, the Compensation Committee considers the Company’s overall financial performance and outlook and each executive’s experience, expertise, level of responsibility, seniority, leadership qualities, professional advancement, individual accomplishment, compensation levels of comparable positions within our peer group, and other significant contributions to the success of the Company. When setting the salaries for the executive officers other than the CEO, the Compensation Committee also considers the CEO’s recommendations and the prior performance review conducted by the CEO. The Compensation Committee’s consideration of these factors and determination of appropriate salary levels is largely subjective. The named executive officers did not receive salary increases in 2009. Due to the present economic conditions, executive salaries in 2010 also remain unchanged.

Short-Term Incentives

The Company’s short-term incentive opportunities provide all management employees, including executive officers, the opportunity for additional cash compensation based on achievement of Company financial performance goals, as well as achievement of other individual goals established by the Compensation Committee and management at the beginning of the year. These metrics are designed to align the interests of the executives with the shareholders and require the Company and each individual executive to function well in order to achieve the target incentive amount.

Annual short-term cash incentive opportunities are expressed as a percentage of each participant’s base salary. Named executive officers (other than the CEO) are eligible to receive up to 40% of their base salaries, and the CEO is eligible to receive up to 50% of his base salary (or greater, in the Compensation Committee’s discretion), as their respective target award opportunities. In determining annual awards, the Compensation Committee assigns equal weighting to criteria established under two components: Company financial performance, and individual strategic and operational performance components. However, the Compensation Committee retains the discretion to adjust the annual incentives on a subjective basis, and bonuses may be reduced up to 100% based on corporate profitability.

Company Financial Performance. The financial performance criteria established for the 2009 short-term incentive program were based upon the Company’s internal budget goals and were within our initial internal budget goals of 20% to 25% of annual revenue growth, gross margins in the range of 58% to 60% and certain goals related to sales. Each of these performance metrics are key indicators of the Company’s financial performance. In light of the global economy, we revised our internal budget goals in the first quarter of 2009. However, we did not revise the financial performance criteria for the 2009 short-term incentive program. The

Company did not meet the sales, gross margin, or profitability targets in 2009. Accordingly, the named executive officers did not earn a bonus based on this component of the short-term incentive program.

Individual Strategic and Operational Performance. The Compensation Committee sets Mr. Freeland’s individual strategic and operational criteria and, together with Mr. Freeland, the individual strategic and operational criteria for each of the other named executive officers on an annual basis. These criteria incorporate elements of individual performance and are intended to reflect the contributions made by the executive toward the Company’s overall objectives for the year and the executive’s individual responsibilities. These criteria are divided into three components: key performance indicators (50% weighting), individual performance objectives (25% weighting), and core qualitative values (25% weighting).

In 2009, the following subjective criteria (each of which are weighted equally) were used for the core qualitative review for each executive officer:

•	Team orientation (support and contribution within and outside of executive’s department)

•	Performance orientation (establishing and monitoring performance initiatives)

•	Learning orientation (improving job-related knowledge and skills)

•	Values orientation (demonstration of Company values)

•	Systems orientation (utilization of available processes and resources)

The other material performance components for each executive are summarized below. Each individual metric in the key performance group and strategic initiatives group is weighted the same within such category.

•

Mr. Freeland—Key performance indicators included the financial performance of the Company against predetermined objectives (revenue growth, gross margin, earnings per share) and departmental costs. Strategic initiatives included new product releases, global expansion, product quality, resolution of the derivative litigation, and development of the leadership team.

•

Mr. Bair—Key performance indicators included the financial performance of the Company against predetermined objectives (revenue growth, gross margin, earnings per share) and departmental costs. Strategic initiatives included improvement of business operations and processes.

•

Mr. Townsley—Key performance indicators included succession planning, employee turnover, training, and budget. Strategic initiatives included improvement to employee benefit plans and goals related to hiring, performance management, and human resources practices.

•	Mr. West—Key performance indicators and strategic initiatives were tied to the introduction and development of new products.

In 2009, the named executive officers achieved between 60% and 66% of their strategic and operational objectives, which ordinarily would have entitled them to a short-term incentive award. However, in light of the difficult economic environment, the Compensation Committee decided not to award short-term incentives to the named executive officers.

Name	2009 Target Award (*)	2009 Actual Award	Actual Award as % of Target
Mr. Freeland	$200,000	$0	0%
Mr. Bair	$86,000	$0	0%
Mr. Townsley	$104,000	$0	0%
Mr. West	$100,000	$0	0%

(*)	Target award amounts are based on the base salaries approved by the compensation committee in February 2009 and differ from the Base Salary amounts presented in the Summary Compensation Table, which lists amounts actually earned from January 1 through December 31, 2009 and paid in 2010.

Long-Term Incentives

Our compensation program incorporates stock options and restricted stock units (RSUs) to attract, retain, engage and focus key employees for the long term and the realization of compensation objectives. We maintain two equity incentive plans—the Amended and Restated 2004 Equity Incentive Plan (the “2004 Equity Plan”) and the 2009 Equity Plan. Grants to executives of equity incentive compensation are determined by the Compensation Committee and are designed to align a portion of the executive compensation package with the long-term interests of the Company’s shareholders. As equity incentives have evolved, in 2005, the Company changed the mix of these equity incentives from 100% stock options to a mix of options and RSUs for the named executive officers, other than Mr. Freeland. Stock options are intended to promote shareholder alignment and hold executives accountable for generating shareholder return because they gain value only if the Company’s stock price increases. RSUs provide a share-efficient means for retaining top talent and promoting a long-term share owner perspective. Pearl Meyer has advised that an increasing migration from all stock options to a mix of options and RSUs is a market competitive practice within FARO’s peer group. Consistent with the Company’s entrepreneurial philosophy, the Compensation Committee and Mr. Freeland believe that it is important that all of Mr. Freeland’s long-term incentive awards be at risk, so that his long-term goals are directly aligned with the interests of the shareholders. Accordingly, all of Mr. Freeland’s long-term incentive awards are issued in the form of stock options.

Grant Guidelines. The Compensation Committee approves, upon management recommendation, the grant of stock options and RSUs to eligible employees in amounts appropriate for an individual’s level of responsibility, ability to affect the achievement of overall corporate goals, individual performance, tenure, and potential. The Compensation Committee also reviews and considers all prior outstanding equity awards in order to assess the performance and retention incentive strength of these awards. In order to determine the number of shares subject to each award, the Compensation Committee first establishes a target long-term incentive award value for each executive by (i) setting a target percentage of each executive’s base salary, and (ii) multiplying that amount by the executive’s performance factor for the individual strategic and performance goals for the prior year under the short-term incentive program. The resulting dollar value is then converted into, in the case of Mr. Freeland, a number of stock options, and, in the case of the other named executive officers, a number of stock options and RSUs. The number of stock options granted is determined using the Black-Scholes valuation model. The number of RSUs granted is based on the stock price at the time of determination.

2009 Grants. In 2008, based in part upon the results of the peer group study, the Compensation Committee established the following target long-term award amounts for the named executive officers, expressed as a percentage of base salary: Mr. Freeland, 150%, Mr. Bair, 60%, Mr. West, 75%, and Mr. Townsley, 60%. In 2009, the Compensation Committee maintained the approved target long-term equity incentive amounts for Messrs. Freeland and West. The Compensation Committee increased Messrs. Bair’s and Townsley’s target award value from 60% to 75% of base salary to bring their target award value in line with the other named executive officers, which promotes consistency among the equity awards granted to the executive team. As described above, the resulting dollar values were then multiplied by each executive’s individual performance factor under the short-term annual incentive program for fiscal year 2008, resulting in the target long-term award values described in the table below.

As discussed above, Mr. Freeland’s long-term incentive award is granted in the form of stock options. The long-term awards for Messrs. Bair, Townsley and West are a combination of stock options and RSUs, in a ratio of 75% and 25%, respectively. The split between stock options and RSUs was based on the advice of Pearl Meyer, who assisted us in implementing this plan in 2007.

The exercise price of all stock options is based on the closing price of the Company’s stock on the date of grant. Options granted to executives vest in three equal annual installments, provided that the grantee is employed by the Company on the vesting date. Up to one-third of the RSUs are eligible to vest on each of the first three anniversaries of the grant date, provided that the grantee is employed by the Company on the vesting date, with the number of RSUs that actually vest determined by the executive’s individual performance factor under the Company’s short-term incentive award program for the prior year (e.g., if 300 RSUs are eligible to vest in a given year, a performance factor of 50% would result in 150 RSUs vesting and converting to shares of Company common stock). The Compensation Committee may, however, at its discretion, reduce the amount of RSUs scheduled to vest based on its subjective assessment of the individuals’ performance in that year.

In 2009, the named executive officers achieved between 60% and 66% of their strategic and operational objectives for such year. Accordingly, between 60% and 66% of the RSUs granted in prior years and eligible to vest in 2010 actually vest and convert to shares. The Compensation Committee did not exercise its discretion to reduce the amount of RSUs scheduled to vest.

Grant Policy. Beginning in 2008, the Compensation Committee established a policy to (i) grant stock options and other equity incentives for current employees annually on the second business day following the filing of the Company’s Annual Report on Form 10-K for the preceding year, which usually occurs in late February or early March of each year, and (ii) grant stock options and other equity incentives for newly hired individuals on the date of hire. The annual grant of stock options and other equity incentive awards is made without regard to the timing of the release of any other material information that may not be contained in the annual earnings release, as well as without regard to whether possible positive or negative information is contained in the annual earnings release. In 2009, the Compensation Committee did not adhere to this policy because it deemed it appropriate to take additional time to review the number of shares subject to, and the terms and conditions of, the option grants. The 2009 equity awards were granted several days following the filing of the Company’s Annual Report on Form 10-K. The Compensation Committee set the exercise price, however, at the closing price of the Company’s common stock on the date the options would have been granted in accordance with the policy, which was greater than the closing price of the Company’s common stock on the date of grant.

2010 Grants. In 2010, the Compensation Committee changed the vesting terms of RSUs to a straight one-third annual vesting from an annual one-third vesting multiplied by the performance metric. The Compensation Committee believes that this vesting method is a more appropriate balance between performance-based incentives and retention-based incentives.

Employment Agreements and Change-of-Control Severance Policy

The Company has entered into employment agreements with Messrs. Freeland and Bair that provide for severance and change of control benefits. As described in greater detail in the Potential Payments Upon Termination or Change-in-Control section of this Proxy Statement, pursuant to the employment agreements, each of Messrs. Freeland and Bair are entitled to a lump sum cash payment upon the occurrence of a change in control (the “Change-in-Control Payment”), and severance benefits in the event of the executive’s termination without cause or resignation for good reason. Severance protection plays an important role in attracting, motivating and retaining highly talented executives. In addition, the change-in-control benefits are intended to retain the executives during a time of an actual or threatened change in control and ensure that the executives are able to devote their entire attention to maximizing shareholder value and safeguarding employee interests. In November 2008, the Company amended the employment agreements to provide that if the surviving entity in a change on control transaction requests Mr. Freeland and/or Mr. Bair to remain employed by the surviving entity on substantially the same terms, the Change-in-Control Payment will be made on the first anniversary of such change of control, provided that the executive remains employed by the surviving entity during that year (or, if the surviving company requests continuing employment of less than a year, the payment will be made at the end of such period). This amendment provides an additional retention element to the change-in-control benefits provided under the employment agreements.

In order to promote consistency within the Company’s change in control arrangements, on April 2, 2009, the Compensation Committee approved an amendment to each of the employment agreements so that the change in control definition provided therein parallels the definition provided in the Change in Control Severance Policy described below. This amendment requires the consummation of a qualifying merger or similar transaction, rather than shareholder approval of the transaction, in order to constitute a Change in Control, and excludes from the definition of Change in Control any sales of substantially all of the Company’s assets to an entity in which the Company’s shareholders hold at least 50% of the voting securities, rather than 75%, as originally provided in the employment agreements.

Prior to their termination of employment, Messrs. Townsley and West were covered by the Company’s Change in Control Severance Policy, which entitles certain employees to severance benefits in the event their employment with the Company is terminated without cause or for good reason within twelve months following a change in control. The Compensation Committee believes that this “double trigger” provides appropriate protections to officer-level employees and encourages retention in situations that may result in the loss of their jobs. The Change in Control Severance Policy also provides a tax gross-up for any excise taxes imposed under Section 4999 of the Code. Messrs. Townsley and West were not entitled to severance benefits under this policy at the time of their termination, because a change in control had not occurred. However, in connection with their termination of employment, the Company agreed to provide each of Messrs. Townsley and West severance benefits in recognition of their past service to the Company. For more information on Messrs. Freeland’s and Bair’s employment agreements, the Change in Control Severance Policy and Messrs. Townsley’s and West’s severance benefits, see Potential Payments Upon Termination or Change-in-Control on page 35 of this Proxy Statement.

It is the Compensation Committee’s intention that it will provide change-in-control protection to newly-hired executives in the form of (i) acceleration of vesting equity awards, and (ii) severance benefits under the Change in Control Severance Policy. Change-in-Control features of Messrs. Freeland’s and Bair’s employment agreements similar to the Change-in-Control Payment will not be offered to any such newly-hired executives. The Compensation Committee recognizes, however, that in the context of a change-in-control transaction, certain payments, such as retention bonuses, may be advisable. Accordingly, the Compensation Committee retains the discretion to enter into such arrangements in the event of an actual change-in-control transaction. In addition, the Compensation Committee has determined that it will no longer provide tax reimbursements or gross-ups to executive officers (acknowledging that the tax gross-up provided in the Change in Control Severance Policy remains applicable for participants covered by such policy as of the date of the amendment). Accordingly, in early 2010, the Compensation Committee adopted an amendment to the Change in Control Severance Policy removing the excise tax gross-up for future participants not covered by such policy as of the date of the amendment.

Stock Ownership Guidelines

In February 2008, the Compensation Committee adopted stock ownership guidelines to directly align the interests of executive officers with the interests of the shareholders. Under these guidelines, the CEO is required to own stock having a value equal to five times his annual base salary and the other named executive officers are required to own stock having a value equal to two times their annual base salary. The ownership requirement may be satisfied through holdings of equity awards granted by the Company, the values of which are calculated based on the grant date value of the equity awards, and/or shares of common stock purchased by the non-employee director independently, the values of which are calculated based on the closing price of the Company’s common stock on the purchase date. The minimum ownership requirements must be achieved within five years or the executive will be precluded from subsequent sales and transfer of shares and options awarded to the executive under the Company’s equity incentive plans.

Executive Benefits and Perquisites

The Company provides no perquisites and limits the other personal benefits provided to its named executive officers. The Company does not provide pension arrangements, post-retirement health coverage, or similar benefits for its executives.

The named executive officers participate in the Company’s Vice President and Above Life Insurance Plan and Executive Long-Term and Short-term Disability Plans. Under the Officer Life Insurance Plan, the Company pays all required premiums for life insurance on executive officers, which includes the named executive officers, until the executive officer reaches age 65. The named executive officers will also have a benefit of three (3) times their annual salary up to a maximum benefit of $750,000. After the age 65 benefits are reduced as follows:

•	35% reduction after the age of 65; and

•	An additional 25% of the original amount at the age of 70; and

•	An additional 15% of the original amount at the age of 75; and

•	Termination of the benefits after the age of 75

The Company’s Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of up to 60% of pre disability income with a maximum benefit of $15,000 per month paid up until the age of 65 or longer (depending on when the participant becomes disabled).

The named executive officers participate in various health and welfare programs generally available to all employees. All employees, including named executive officers, who participated in the Company’s 401(k) plan were eligible to receive a 50% match on each dollar of compensation deferred, up to a maximum of 6% of their compensation, not to exceed the maximum allowed by the IRS of $15,500. As stated earlier, in April, the Company suspended the matching contribution under the 401(k) plan for all employees.

Corporate Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company’s CEO and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee considers tax deductibility when making executive compensation decisions, but reserves the right to award compensation that is not fully tax deductible when viewed as necessary to accomplish other compensation program objectives. For 2009, all compensation for the Company’s named executive officers was deductible by the Company for federal income tax purposes as none of these individuals earned in excess of $1,000,000 in 2009.

Compensation Committee Report

The Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the Chief Executive Officer and approving the compensation structure for the Company’s other executive officers. In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2009 Annual Meeting of Shareholders for filing with the SEC.

                                 Compensation Committee:

                                 Stephen Cole (Chair)

                                 John Caldwell

                                 John Donofrio

                                 Andre Julien

                                 Marvin Sambur

                                 Norman Schipper

Summary Compensation Table

The following table sets forth information concerning compensation paid to or earned by the Company’s named executive officers for the years ended December 31, 2009, December 31, 2008, and December 31, 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
Jay W. Freeland	2009	384,617	—		—	304,200	0	10,387		699,204
President and Chief Executive Officer	2008	393,308	—		—	574,000	75,000	10,321		1,052,629
	2007	357,116	20,000	(2)	—	503,200	180,000	6,581		1,066,897

Keith S. Bair	2009	206,731	—		29,836	61,479	0	6,232		304,278
Senior Vice President and Chief Financial Officer	2008	212,692	—		27,954	94,710	31,820	10,051		377,227
	2007	200,000	—		243,600	—	76,000	6,893		526,493

John E. Townsley	2009	170,000	—		37,542	73,799	0	144,573		425,914
Former Senior Vice President of Human Resources(6)	2008	258,462	—		155,300	106,190	39,744	9,979		569,675
	2007	158,654	—		—	166,100	59,000	127,747	(8)	511,501

James K.West	2009	113,462	—		35,156	75,802	0	151,650		376,070
Former Chief Technology Officer(7)	2008	247,077	—		37,272	130,585	36,952	9,975		461,861
	2007	228,576	—		0	151,904	83,160	6,595		470,235

(1)	Salaries are adjusted each year in February. The amounts in this column represent actual amounts earned in the applicable year and will differ from the base salary amounts discussed in the Compensation Discussion and Analysis. In addition, the base salaries for 2009 reflect a mandatory unpaid, two-week furlough instituted for all employees during 2009.

(2)	Amount represents a discretionary cash bonus awarded to Mr. Freeland by the Compensation Committee.

(3)	Reflects the grant date fair value of stock and option awards granted in the applicable year, determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards are included in Note 14 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2009, included in our Form 10-K filed with the SEC on February 26, 2010. The grant date fair value of the performance-based restricted stock units was determined by reference to the market price of the underlying shares on the grant date, and the value included in the table assumes that the target level of performance was achieved. The terms of the restricted stock units do not provide threshold or maximum opportunities.

(4)	The amounts shown in this column reflect the named executive officer’s annual short-term incentive awards, as described in the Compensation Discussion and Analysis.

(5)	Includes for 2009:

	Short-Term Disability Premiums ($)	Long-Term Disability Premiums ($)	Life Insurance Premiums ($)	Employer Contributions to 401(k) ($)	Severance ($)		Total ($)
Mr. Freeland	816	750	1,350	7,471	—		10,387
Mr. Bair	816	537	1,161	3,718	—		6,232
Mr. Townsley	544	433	900	4,541	138,155	(a)	144,573
Mr. West	340	271	563	4,322	146,154		151,650

(a)	Includes a severance payment equal to $130,000, and the cost of reimbursement of 6-months of COBRA premiums equal to $8,155.

(6)	Mr. Townsley’s employment with the Company terminated on August 10, 2009.

(7)	Mr. West’s employment with the Company terminated on May 27, 2009.

(8)	Includes $127,596 for reimbursement of relocation expenses.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table summarizes grants of plan-based awards made to each of the named executive officers during 2009:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Freeland		—	200,000	—
	2/17/09							60,000	13.04	304,200
Mr. Bair		—	86,000	—
	2/17/09				—	2,288	—			29,836
	2/17/09							12,126	13.04	61,479
Mr. Townsley		—	104,000	—
	2/17/09				—	2,879	—			37,542
	2/17/09							14,556	13.04	73,799
Mr. West		—	100,000	—
	2/17/09				—	2,696	—			35,156
	2/17/09							14,951	13.04	75,802

(1)	Reflects potential target payout opportunities under the Company’s short-term incentive award program. The short-term incentive award program does not provide threshold or maximum opportunities. As reflected in the Non-Equity Plan Compensation column of the Summary Compensation Table, the named executive officers did not earn a short-term incentive awards in 2009. Additional information about the Company’s short-term incentive award program is included in the Compensation Discussion and Analysis.

(2)	Reflects target payouts for performance-based restricted stock units granted under the 2004 Equity Plan. The terms of the restricted stock units do not provide threshold or maximum opportunities. Additional information about the performance-based restricted stock units is included in the Compensation Discussion and Analysis.

(3)	Reflects stock options granted under the 2004 Equity Plan, as described in the Compensation Discussion and Analysis.

(4)	Determined pursuant to FASB ASC Topic 718.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth information on outstanding option and stock awards held by the named executive officers as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Freeland	50,000	—		24.35	11/15/2014
	40,000	—		19.38	12/5/2015
	26,666	13,334	(2)	24.36	03/05/2017
	13,333	26,667	(3)	31.06	03/12/2015
		60,000	(4)	13.04	03/12/2016
Mr. Bair	2,200	4,400	(3)	31.06	03/12/2015
		12,126	(4)	13.04	03/12/2016
						3,334	(5)	71,480
						600	(6)	12,864
						2,288	(7)	49,054
Mr. Townsley(8)	—	—		—	—	—		—
Mr. West(8)	—	—		—	—	—		—

(1)	Based on the closing price of the Company’s stock of $21.44 on December 31, 2009, as reported on the NASDAQ Global Exchange.

(2)	The stock options vest in three equal annual installments beginning March 5, 2008.

(3)	The stock options vest in three equal annual installments beginning March 12, 2009.

(4)	The stock options vest in three equal annual installments beginning March 12, 2010.

(5)	The RSUs are eligible to vest on March 5, 2010, provided that the grantee is employed by the Company on the vesting date, with the number of RSUs that actually vest determined by the executive’s individual performance factor under the Company’s short-term incentive award program for 2009.

(6)	300 RSUs are eligible to vest on each of March 12, 2010, and March 12, 2011, provided that the grantee is employed by the Company on the vesting date, with the number of RSUs that actually vest determined by the executive’s individual performance factor under the Company’s short-term incentive award program for the prior year.

(7)	Up to one-third of the RSUs are eligible to vest on each of March 12, 2010, March 12, 2011, and March 12, 2012, provided that the grantee is employed by the Company on the vesting date, with the number of RSUs that actually vest determined by the executive’s individual performance factor under the Company’s short-term incentive award program for the prior year. For more information regarding the 2009 RSU grants, please see the Compensation Discussion and Analysis.

(8)	In connection with their termination of employment on August 10, 2009, and May 27, 2009, respectively, Messrs. Townsley and West forfeited their unvested equity awards. Accordingly, on December 31, 2009, no awards were outstanding for Messrs. Townsley and West.

Option Exercises and Stock Vested in Fiscal Year 2009

This table summarizes amounts received in fiscal year 2009 upon vesting of RSUs for the named executive officers during the year ended December 31, 2009. The named executive officers did not exercise any stock options during 2009.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Mr. Freeland	—	—
Mr. Bair	2,688	37,525
Mr. Townsley	1,283	17,911
Mr. West	300	4,188

(1)	Reflects RSUs granted in 2007 and 2008 that vested in 2009 based on the executive’s individual performance factor under the Company’s short-term incentive award program for 2008. Value realized represents the fair market value of the underlying shares on the 2009 vesting dates multiplied by the number of shares vested.

Potential Payments Upon Termination or Change-in-Control

Employment Agreements with Messrs. Freeland and Bair. The Company entered into amended and restated employment agreements with each of Messrs. Freeland and Bair on November 7, 2008. Pursuant to these employment agreements, in the event that the executive’s employment with the company is terminated by the company without “cause” or by him for “good reason,” the executive shall receive:

•	a lump sum payment of all earned but unpaid compensation through the date of such termination;

•

severance in an amount equal to his base salary plus the average of the annual cash bonus awarded to the executive during the last three completed fiscal years of the Company, payable in installments for one year following such termination in accordance with the Company’s standard payroll practices;

•	accelerated vesting of all of the executive’s equity awards; and

•	continued coverage under the Company’s “employee welfare benefit plans” for up to twelve months following such termination.

As defined in these employment agreements, “cause” means (i) an act of fraud or embezzlement against the Company or acceptance of a bribe or kickback, (ii) the conviction or a plea of no contest of a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (iii) willful and continued refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness or disability), and (iv) willful engagement in gross misconduct materially and demonstrably injurious to the Company. “Good Reason” means (i) a material breach by the Company of its obligations under the employment agreement, which breach is not cured within ten days after written notice, (ii) a reduction in the executive’s current base annual salary, (iii) a material reduction in benefits (except consistent with a general reduction of such benefits to executives of the Company as a whole), (iv) an ongoing material and substantial diminution in the executive’s duties not consistent with that of an executive with his position and duties, and (v) relocation of the executive’s principal office to a location more than 25 miles from the Company’s headquarters.

The employment agreements also provide that, upon a change of control of the Company, the executive will be entitled to:

•	accelerated vesting of his outstanding unvested equity awards; and

•

a lump sum payment equal to (i) in the case of Mr. Freeland, 2.99 times his base salary, and (ii) in the case of Mr. Bair, one times his base salary, plus the average of the annual cash bonuses that he received during the last three completed fiscal years of the Company, plus, if he has not received an annual cash bonus during the fiscal year in which the change in control occurs, a cash payment equal to a prorated portion of the average annual cash bonus awarded to him during the last three completed fiscal years of the Company.

Under the terms of the employment agreements, if the surviving entity in a change in control transaction requests Mr. Freeland and/or Mr. Bair to remain employed by the surviving entity on substantially the same terms, the change of control payment will be made on the first anniversary of such change of control, provided that he remains employed by the surviving entity during that year (or, if the surviving company requests continuing employment of less than a year, the payment will be made at the end of such period).

Messrs. Townsley and West. During 2009, Messrs. Townsley and West were covered by the Change in Control Severance Policy adopted by the Company on November 7, 2008. Pursuant to the terms of this policy, if, within twelve months following the occurrence of a change in control, the executive’s employment with the Company is terminated without cause or the executive resigns for good reason, he is entitled to receive:

•

a lump sum cash payment equal to the sum of (i) the executive’s highest annual rate of base salary during the twelve month period immediately prior to his date of termination, plus (ii) the average of the annual cash bonus awarded to the executive during the last three completed fiscal years of the Company;

•

if the executive has not received an annual cash bonus during the fiscal year in which his employment is terminated, a cash payment equal to a prorated portion of the average annual cash bonus awarded to him during the last three completed fiscal years of the Company; and

•	continuation of group medical and life insurance coverage for the executive (and his eligible dependents) for 12 months following the date of termination; and

•

a gross-up payment to cover any excise taxes imposed under Section 280G of the Internal Revenue Code provided that the executive’s change-of-control payments exceed the excise tax threshold amount of by more than 10%. Otherwise, such payments would be reduced below the threshold.

As defined in the policy, “cause” means (i) the failure to perform substantially his duties (excluding any such failure resulting from the participant’s disability), (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company, (iv) obstruction of, or failure to materially cooperate with, an “investigation” (as defined in the policy), (v) conviction of, or plea of nolo contondere to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (vi) being found liable in any SEC or other civil or criminal securities law action, (vii) commission of an act of fraud or embezzlement against the Company, or (viii) accepting a bribe or kickback. “Good Reason” means (i) an ongoing material diminution in the participant’s duties or responsibilities that is inconsistent in any material and adverse respect with the participant’s position, duties, or responsibilities with the Company immediately prior to the change in control, excluding a change in duties or responsibilities as a result of the Company no longer being a publicly traded entity; (ii) a reduction in the participant’s annual base salary as in effect immediately prior to such change in control; (iii) a material reduction in the participant’s cash bonus opportunities in the aggregate under the Company’s applicable incentive plan, as in effect from immediately prior to such change in control; (iv) relocation of more than fifty (50) miles from the office where the participant is located at the time of the change in control; (v) a material reduction in the benefits (including retirement, Company-paid insurance, sick leave, expense reimbursement and vacation time) in which the participant participated immediately prior to such change in control; or (vi) the failure of an acquiring company to assume the obligations under the policy.

As discussed earlier in this Proxy Statement, Messrs. Townsley’s and West’s employment with the Company terminated on August 10, 2009, and May 27, 2009, respectively, and they were not entitled to any benefits under the Change in Control Severance Policy. In connection with such termination of employment,

(i) Mr. Townsley received a lump sum severance payment of $130,000, equal to six months of his base salary, and $8,155 in reimbursements of the costs of his COBRA premiums for six months following his termination, and (ii) Mr. West received a severance payment of $187,500, equal to nine months of his base salary, payable in installments in accordance with the Company’s standard payroll schedule.

Payments in Connection with a Termination of Employment. The table below presents estimates of the amounts of compensation that would be payable to Messrs. Freeland and Bair upon their termination of employment without cause or resignation for good reason, or upon his death or disability, as of December 31, 2009. The amounts in the table exclude distributions under our 401(k) retirement plan that is generally available to all salaried employees.

	Termination of Employment without Cause or for Good Reason (in connection with a Change in Control) ($)		Termination of Employment without Cause or for Good Reason (not in connection with a Change in Control) ($)		Death ($)		Disability ($)
Mr. Freeland
Cash Payment(s)	1,741,162	(1)	545,162	(2)	$750,000	(5)	$142,000	(6)
Equity Acceleration(3)	504,000		504,000		504,000		504,000
Health Benefits(4)	7,785		7,785		—		—
Total	2,252,947		1,056,947		1,254,000		646,000

Mr. Bair
Cash Payment(s)	525,597	(1)	262,799	(2)	645,000	(5)	116,500	(6)
Equity Acceleration(3)	235,237		235,237		235,237		235,237
Health Benefits(4)	18,883		18,883		—		—
Total	779,717		516,919		880,237		351,737

(1)	Reflects an amount equal to (i) the executive’s base salary plus the average of the annual cash bonus awarded to the executive during the last three completed fiscal years of the Company, payable in installments over 12 months, plus (ii) a lump sum payment equal to, in the case of Mr. Freeland, 2.99 times his base salary, and, in the case of Mr. Bair, one times his base salary, plus the average of the annual cash bonuses that he received during the last three completed fiscal years of the Company, plus, in the case of Mr. Bair, if he has not received an annual cash bonus during the fiscal year in which the change in control occurs, a cash payment equal to a prorated portion of the average annual cash bonus awarded to him during the last three completed fiscal years of the Company.

(2)	Reflects an amount equal to the executive’s base salary plus the average of the annual cash bonus awarded to the executive during the last three completed fiscal years of the Company, payable in installments over 12 months.

(3)	All equity awards granted to Messrs. Freeland and Bair become fully vested and exercisable in the event of their termination of employment or upon the occurrence of a change in control. Amounts reflect the value of such awards using the closing stock price of the Company’s common stock on December 31, 2009 of $21.44. For purposes of this calculation, outstanding unvested options having an exercise price greater than the Company’s stock price as of December 31, 2009 have a value of $0.

(4)	Reflects the value of continued coverage to the executive under the Company’s employee welfare benefit plans for 12 months based on 2010 rates for the applicable time period.

(5)	Reflects a payment equal to 3x annual base salary with a maximum of $750,000, pursuant to the terms of the Vice President and Above Life Insurance Plan.

(6)	Reflects a payment equal to one year of benefits, pursuant to the terms of the Executive Long-Term and Short-term Disability Plan.

Payments in Connection with a Change in Control. The table below presents estimates of the amounts of compensation payable to Messrs. Freeland and Bair upon the occurrence of a change in control as of December 31, 2009, regardless of whether they incur a subsequent termination of employment. In connection with their termination of employment, Messrs. Townsley and West forfeited their unvested equity awards. Accordingly, they are not included in the table below.

Mr. Freeland
Cash(1)(2)	$1,196,000
Equity Acceleration(4)	504,000
Total	$1,700,000

Mr. Bair
Cash(2)(3)	$262,799
Equity Acceleration(4)	235,237
Total	$498,036

(1)	Reflects a cash payment equal to 2.99 times his base salary, payable in a lump sum.

(2)	Under the terms of the employment agreements, if the surviving entity in a change on control transaction requests Mr. Freeland and/or Mr. Bair to remain employed by the surviving entity on substantially the same terms, the change of control payment will be made on the first anniversary of such change of control, provided that he remains employed by the surviving entity during that year(or, if the surviving company requests continuing employment of less than a year, the payment will be made at the end of such period).

(3)	Reflects a cash payment equal to one times his base salary, plus the average of the annual cash bonuses that he received during the last three completed fiscal years of the Company, plus, if he has not received an annual cash bonus during the fiscal year in which the change in control occurs, a cash payment equal to a prorated portion of the average annual cash bonus awarded to him during the last three completed fiscal years of the Company, payable in a lump sum.

(4)	All equity awards become fully vested and exercisable in the event of a change in control. Amounts reflect the value of such awards using the closing stock price of the Company’s common stock on December 31, 2009 ($21.44). For purposes of this calculation, outstanding unvested options having an exercise price greater than the Company’s stock price as of December 31, 2009, have a value of $0.

Risk Assessment of Overall Compensation Program

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. Management compiled an inventory of all incentive compensation arrangements applicable to the Company’s employees at all levels, which plans and arrangements were reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate business risks. In conducting this assessment, the Compensation Committee considered, among other things, the performance objectives used in connection with these incentive awards and the features of the Company’s compensation program that are designed to mitigate compensation-related risk. The Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of April 12, 2010 (except as noted in the footnotes below) by each of the Company’s directors and named executive officers, all of the Company’s directors and executive officers as a group, and each person known to the Company to own beneficially more than 5% of the Company’s common stock. The percentage of beneficial ownership is based on 16,133,943 shares of common stock outstanding as of April 12, 2010.

To our knowledge, except as noted in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted in the footnotes below, the address of each beneficial owner is in care of FARO Technologies, Inc., 250 Technology Park, Lake Mary, Florida 32746.

Name of Beneficial Owner	Number of Shares	Percent
Simon Raab, Ph.D.(1)	586,034	3.6%
Jay W. Freeland(2)	181,706	1.1%
Andre Julien(3)	60,889	*
Stephen R. Cole(4)	23,902	*
John Caldwell(5)	23,423	*
Keith S. Bair(6)	17,187	*
Norman H. Schipper, Q.C.(7)	13,215	*
Marvin R. Sambur, Ph.D.(8)	12,385	*
John Donofrio(9)	9,049	*
Lynn Brubaker(10)	6,231	*
James K. West	1,620	*
John E. Townsley	944	*
All directors and executive officers as a group (15 persons)(11)	1,077,903	6.5%

Royce & Associates, LLC(12)	1,689,187	10.5%
T. Rowe Price Associates, Inc(13)	1,329,700	8.2%
BlackRock Global Investors(14)	1,282,339	7.9%
Lord Abbett & Co. LLC(15)	1,118,149	6.9%
Franklin Resources, Inc.(16)	955,263	5.9%
Bank of America Corporation(17)	899,183	5.6%

*	Represents less than one percent of the Company’s outstanding common stock.

(1)	Includes 384,041 shares held by Xenon Research, Inc., which is owned by Mr. Raab and his spouse, and 200,000 shares held by a revocable trust of which Mr. Raab is settlor and trustee. Also includes 1,993 shares of restricted stock.

(2)	Includes options to purchase (i) 50,000 shares at $24.35 per share, (ii) 40,000 shares at $19.38 per share, (iii) 40,000 shares at $24.36 per share, (iv) 26,666 shares at $31.06 per share, and (v) 20,000 shares at $13.04 per share that are currently exercisable. Does not include options to purchase (i) 13,334 shares at $31.06 per share, (ii) 40,000 shares at $13.04 per share, and (iii) 38,739 shares at $24.30 per share that are not exercisable within 60 days of April 12, 2010.

(3)	Includes options to purchase (i) 3,000 shares at $4.88 per share, (ii) 3,000 shares at $3.13 per share, (iii) 3,000 shares at $2.57 per share, (iv) 24,000 shares at $2.49 per share, (v) 3,000 shares at $4.42 per share, and (vi) 3,000 shares at $21.56 per share that are exercisable currently. Also includes 6,850 shares of restricted stock.

(4)	Includes options to purchase (i) 3,000 shares at $2.57 per share, (ii) 3,000 shares at $4.42 per share, and (iii) 3,000 shares at $21.56 per share that are exercisable currently. Also includes 8,013 shares of restricted stock. Includes 490 shares held by Shanklin Investments in trust for Mr. Cole, who holds such shares in trust from Snow Powder Ridge Limited, a company owned by Mr. Cole’s wife.

(5)	Includes options to purchase (i) 3,000 shares at $1.61 per share, (ii) 3,000 shares at $4.42 per share, and (iii) 3,000 shares at $21.56 per share that are exercisable currently. Also includes 6,850 shares of restricted stock.

(6)	Includes options to purchase (i) 4,400 shares at $31.06 per share and (ii) 4,042 shares at $13.04 per share that are currently exercisable. Does not include options to purchase (i) 2,200 shares at $31.06 per share, (ii) 8,084 shares at $13.04 per share, or (iii) 8,080 shares at $24.30 per share that are not exercisable within 60 days of April 12, 2010. Does not include 2,855 restricted stock units that represent a contingent right to receive one share of common stock per restricted stock unit that will not vest within 60 days of April 12, 2010.

(7)	Includes options to purchase 3,000 shares at $21.56 per share that are exercisable currently. Also includes 6,850 shares of restricted stock. Includes 1,000 shares held indirectly by Mr. Schipper through a Registered Retirement Income Fund.

(8)	Includes 6,116 shares of restricted stock.

(9)	Includes 5,783 shares of restricted stock.

(10)	Includes 6,231 shares of restricted stock.

(11)	Includes options to purchase 354,327 shares that are exercisable currently. Also includes 48,686 shares of restricted stock.

(12)	The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 2, 2010 by such shareholder. The shareholder’s address is 745 Fifth Avenue, New York, NY 10151. According to the Schedule 13G/A, Royce & Associates, LLC has sole voting and dispositive power with respect to 1,689,187 shares. Royce & Associates, LLC manages Royce Value Plus Fund, an investment company, that has an interest of 1,584,700 shares of the Company’s common stock.

(13)	The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 12, 2010 jointly by T. Rowe Price Associates, Inc. (“Associates”) and T. Rowe Price New Horizons Fund, Inc. (“Horizons”). The address of each reporting person is 100 E. Pratt Street, Baltimore, Maryland 21202. The 13G/A filing reports that Associates has sole voting power with respect to 124,900 shares and sole dispositive power with respect to 1,329,900 shares of Company’s common stock, and that Horizons has sole voting power with respect to 1,200,000 shares.

(14)

The number of shares reported is based on the Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. The Schedule 13G reports that BlackRock, Inc. has sole voting and dispositive power over 1,282,339 shares. The securities are owned by BlackRock, Inc. as parent holding company in connection with its acquisition of Barclays Global Investments, NA and certain of its affiliates from Barclays Bank PLC on December 1, 2009.

(15)	The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 12, 2010 by such shareholder. The shareholder’s address is 90 Hudson Street, Jersey City, NJ 07302. According to the Schedule 13G/A, such shareholder has sole voting power with respect to 979,842 shares and sole dispositive power with respect to 1,118,149 shares of Company’s common stock.

(16)

The number of shares reported is based on the Schedule 13G/A filed with the SEC on January 27, 2010 jointly by Franklin Resources, Inc. (“Franklin”), Charles B. Johnson and Rupert H. Johnson. The address of each reporting person is One Franklin Parkway, San Mateo CA 94403. According to the Schedule 13G/A, the shares are held by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin, including Franklin Advisers, Inc. (“Advisers”), Franklin Templeton Institutional, LLC (“Institutional”), Franklin Templeton Portfolio Advisors, Inc. (“Portfolio”) and Fiduciary Trust Company International (“International”). Investment management contracts grant to such subsidiaries all investment and/or voting power over the securities owned by such investment management clients. The Schedule 13G/A reports that Advisers has sole voting and dispositive power over 277,400 shares, Institutional has sole dispositive power over 125,961 shares, Portfolio has sole voting and dispositive power over 507,402shares, and International has sole voting and dispositive power over 44,500 shares. Charles B. Johnson and Rupert H. Johnson each own in excess of 10% of the outstanding common stock of Franklin and are the principal stockholders of Franklin.

(17)	The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 2, 2010 jointly by Bank of America Corporation (“BofA”), Bank of America, NA (“NA”), Columbia Management Advisors, LLC (“Advisors”), Banc of America Investment Advisors, Inc (“Investment”), IQ Investment Advisors LLC (“IQ”) and Merrill Lynch, Pierce, Fenner & Smith, Inc. (“Merrill’). The address of BofA is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255. According to the Schedule 13G/A, BofA has shared voting power with respect to 613,393 shares and shared dispositive power with respect to 899,183 shares; NA has sole voting and dispositive power with respect to 70 shares, shared voting power with respect to 611,177 shares and shared dispositive power with respect to 896,967 shares; Advisors has sole voting power with respect to 567,406 shares, sole dispositive power with respect to 891,733 shares and shared dispositive power with respect to 4,709 shares; Investment has shared voting power with respect to 43,236 shares; IQ has shared voting and dispositive power with respect to 2,000 shares; and Merrill has sole voting and dispositive power with respect to 146 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a Statement of Policy and Procedures with respect to Related Person Transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which the Company, including any of its subsidiaries, were, are or will be a participant, in which the amount involved exceeds $10,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:

•	Any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;

•	Any stockholder beneficially owning in excess of 5% of our outstanding common stock;

•	Any immediate family member of any of the foregoing persons; or

•	Any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person has a 10% or greater beneficial ownership interest.

Other than a transaction involving compensation, including the grant of equity awards, that is approved by our Board of Directors or Compensation Committee, we will only consummate or continue a related person transaction if it has been approved or ratified by our Audit Committee in accordance with the guidelines set forth in the policy.

Our Board of Directors has charged the Audit Committee with reviewing and approving related person transactions. Prior to the approval of, entry into, or amendment to a related person transaction, our Audit Committee reviews the proposed transaction and considers all relevant facts and circumstances, including:

•	The benefits to the Company from the transaction;

•	The impact on the independence of the members of the Board of Directors, if applicable;

•	The availability of unrelated parties to perform similar work for a similar price in a similar timeframe;

•	The terms of the proposed transaction; and

•	The terms available to unrelated third parties or employees generally.

The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and our shareholders. The Audit Committee may approve a proposed related person transaction if it finds that it has been fully apprised of all significant conflicts that may exist or otherwise may arise on account of the transaction, and it nonetheless believes that we are warranted in entering into the related person transaction, and the Audit Committee has developed an appropriate plan to manage the potential conflicts of interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934 requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of their security ownership and changes in such ownership with the SEC. Officers, directors and ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the 16(a) forms furnished to us in 2009 and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all of our directors and executive officers complied with the Section 16(a) filing requirements during the year ended December 31, 2009.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

As permitted by SEC rules, multiple shareholders sharing the same address who hold their stock through a bank, broker, or other holder of record may receive a single copy of the Company’s annual report to shareholders and this Proxy Statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and this Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling the Company at (407) 333-9911 or by sending a written request addressed to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida, 32746. In addition, any shareholder who wants to receive separate copies of the proxy statement or the annual report to shareholders in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder.

DEADLINE FOR RECEIPT OF 2011 SHAREHOLDER PROPOSALS

If a shareholder wants to have a proposal formally considered at the 2011 Annual Meeting of Shareholders and included in the Company’s proxy statement for that meeting pursuant to SEC Rule 14a-8, the Company must receive the proposal in writing on or before December 18, 2010 and the proposal must comply with SEC rules; provided, however, that if the date of the Company’s 2011 Annual Meeting of Shareholders is more than 30 days before or after May 13, 2011 (the anniversary date of the 2010 Annual Meeting of Shareholders), the deadline will be a reasonable time before the Company begins to print and send its proxy materials to shareholders.

In addition, if a shareholder wants to make a proposal for consideration at the 2011 Annual Meeting of Shareholders other than pursuant to SEC Rule 14a-8, the shareholder must comply with the advance notice provisions and other requirements set forth in the Company’s Bylaws. Under the Company’s Bylaws, the Company must receive the proposal not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that the date of the annual meeting is advanced more than 30 days before or delayed more than 60 days after such anniversary date, notice by the shareholder must be received not more than 120 days prior to such annual meeting and not less than the later of 90 days prior to such annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. Assuming that the 2011 Annual Meeting of Shareholders is held on May 13, 2011 , the Company must receive the proposal, which must conform to the notice requirements set forth in the Company’s bylaws, between January 13, 2011 and February 12, 2011.

If the Company does not receive a shareholder proposal by the appropriate deadline and in compliance with applicable requirements, then such proposal may not be brought before the 2011 Annual Meeting of Shareholders.

2009 ANNUAL REPORT

On February 26, 2010, the Company filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2009. Copies of our 2009 Annual Report on Form 10-K may be obtained without charge by writing to: FARO Technologies, Inc., Attention: Investor Relations, 250 Technology Park, Lake Mary, Florida 32746; by accessing our website at www.faro.com and first clicking “Investors” and then “Corporate Governance; or by accessing the SEC’s EDGAR database at www.sec.gov.

By Order of the Board of Directors

April 13, 2010

FARO TECHNOLOGIES, INC.

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

Proxy for 2010 Annual Meeting of Shareholders to be held on May 13, 2010 at 10:00 a.m. Eastern time

The undersigned hereby appoints Jay Freeland and Keith Bair, or either of them (with full power of substitution in each of them), as Proxies, and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of FARO Technologies, Inc. held of record by the undersigned on April 12, 2010, at the Annual Meeting of Shareholders to be held on May 13, 2010 (the “Annual Meeting”), or any adjournments or postponements thereof. If you wish to attend the Annual Meeting and vote your shares in person, please see “About the Meeting – How do I vote?” in the Proxy Statement.

The undersigned hereby revokes any other proxy heretofore executed by the undersigned for the meeting and acknowledges receipt of notice of the Annual Meeting and the Proxy Statement.

(Continued and to be signed and dated on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

FARO TECHNOLOGIES, INC.

May 13, 2010

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be held on May 13, 2010.

The Proxy Statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2009 and the Company’s 2009 Annual Report,

are available at: www.faro.com/proxyvote.

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i     Please detach along perforated line and mail in the envelope provided.    i

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF PROPOSAL 1 AND PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN

BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election of two (2) Directors to serve on the Board of Directors:		2. The ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2010:	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES
☐ FOR ALL NOMINEES	O John Caldwell O John Donofrio	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES		This proxy when properly executed will be voted as directed by the undersigned shareholder. If no direction is specified, this proxy will be voted “FOR” the nominees listed in Proposal 1 and “FOR” Proposal 2.
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.            ☐

Signature of Stockholder                                               Date:                  Signature of Stockholder                                          Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.